 Exhibit 99.1

ParkerVision Reports Third Quarter 2025 Results

JACKSONVILLE, Fla., November 12, 2025 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three and nine months ended September 30, 2025.

 2025 Summary and Recent Developments

●

The Court of Appeals for the Federal Circuit ("CAFC") granted the Company's motion for an expedited schedule in its appeal of ParkerVision v. Qualcomm (CAFC case no. 26-1033).  The expedited schedule calls for the completion of briefings by both parties between December 2025 and February 2026 with oral arguments scheduled for the next available session thereafter.

 - The Company is appealing the May 30, 2025 claim construction ruling made by the district court (Middle District of Florida) that resulted in a finding of noninfringement of the Company's receiver patent claims.  The district court severed and stayed the remaining claims in the case pending the decision of the appellate court.

 - Following the appellate court's order for an expedited schedule, Qualcomm filed a motion to dismiss the appeal for lack of jurisdiction and argues that the motion to dismiss suspends the expedited schedule.  The Company has opposed the motion to dismiss and has asked the CAFC to formally reinstate the expedited schedule.  The CAFC has not yet ruled on this matter.

●	The Company's patent infringement trials against Realtek and MediaTek in the Western District of Texas are on schedule for January 12, 2026 and March 23, 2026, respectively, with a second trial against Realtek scheduled for April 2026.

●	Patent Trial and Appeal Board ("PTAB") decisions on a number of pending IPRs are expected later this month.

Jeffrey Parker, CEO of ParkerVision, commented, “We are pleased with the speed of the appellate court in granting our request for an expedited appeal schedule.  ParkerVision and Qualcomm jointly conferred on our proposed expedited schedule which Qualcomm did not oppose.  However, immediately following the court's order granting the expedited appeal, Qualcomm filed a motion to dismiss the appeal and is arguing that the appeal cancels the expedited schedule. We believe Qualcomm's untimely motion to dismiss the appeal is simply a recitation of the same unsuccessful arguments they made and lost at the district court and furthermore reflects their continued attempt to delay getting this case to a fair jury trial where we believe the facts will speak for themselves.”

Mr. Parker continued, "We are eager to address the district court's claim construction decision, which we believe is in contradiction to the appellate court’s September 2024 reversal, and to finally resolve this long-standing infringement case.   In the meantime, we are preparing for three scheduled patent trials in Waco, Texas early next year and look forward to sharing our story with the respective juries.”

Financial Results

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ParkerVision reported a net loss for the third quarter of 2025 of $2.0 million, or $0.02 per common share, compared to a net loss of $10.8 million, or $0.12 per common share for the third quarter of 2024.  On a year-to-date basis, the Company reported a net loss for the first nine months of 2025 of $7.4 million, or $0.06 per common share, compared to a net loss of $11.8 million, or $0.13 per common share for the same period in 2024.

●

The decrease in net loss for the three and nine months ended September 30, 2025, when compared to the three and nine months ended September 30, 2024, is primarily the result of a decrease in the loss recognized on the change in the estimated fair value of the Company's contingent payment obligations, partially offset by increases in share-based compensation and other operating expenses.

◦ The losses recognized on changes in the fair value of the Company's contingent payment obligations were $0.3 million and $9.7 million, respectively for the three months ended September 30, 2025 and 2024 and were $0.5 million and $9.0 million, respectively, for the nine months ended September 30, 2025 and 2024. These losses, resulting from increases in fair value of these obligations, are due to changes in estimated probabilities, amounts and timing of projected future cash flows for the repayment of the Company's contingent payment obligations. The assumptions used in these estimates are highly subjective and may not be reflective of amounts actually repaid in the future which are contingent upon receipt of proceeds from patent enforcement, licensing and other patent-related items. The Company recorded significant increases in the fair value of its contingent payment obligations in 2024, in part due to changes in the probability and timing related to the Qualcomm action following the appellate court's remand of the case back to district court in September 2024 after finding in the Company's favor on all issues.

◦ Share-based compensation expense increased $0.3 million and $2.9 million, respectively, for the three and nine months ended September 30, 2025, when compared to the same periods in 2024. The increases resulted from new share-based compensation awards for independent director and third-party consultants, as well as a second quarter 2025 one-time, non-cash charge of $2.5 million recognized on the modification of nonqualified share options held by executives and key employees. The modification extended the expiration date of options from January 2026 to January 2031. All other terms of the options, including the $0.54 exercise price per share, remained unchanged.

◦ Other operating expenses increased $0.2 million and $1.3 million, respectively, for the three and nine months ended September 30, 2025 when compared to the same periods in 2024. These increases primarily resulted from increases in fees for legal, accounting and other third-party services including fees related to our social media campaign and lobbying costs.

●	The Company used approximately $4.1 million in cash for operations for the first nine months of 2025 and ended the quarter with $0.9 million in cash and cash equivalents.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the timing, scheduling, and expected outcomes of current and future legal proceedings; the potential impact and significance of such proceedings; and expectations concerning court and PTAB rulings, trial dates, and pre-trial motions. Forward-looking statements also include estimates and assumptions underlying financial information, including the fair value of contingent payment obligations and the Company’s ability to support ongoing operations and litigation.

These statements are based on current expectations, estimates, projections, and assumptions as of the date of this release, and involve known and unknown risks and uncertainties that could cause actual results to differ materially. Words such as “believe,” “hopeful,”

“will," and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements include these words. Risks and uncertainties that may cause actual results to differ include, among others: adverse developments or delays in legal proceedings; unfavorable court or PTAB decisions or rulings; the loss or unavailability of key expert witnesses; the availability of funding for continued operations and litigation; changes in the legal or regulatory environment; inaccuracies in financial estimates or assumptions; and risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights (unaudited)

	(unaudited)
(in thousands)	September 30, 2025	December 31, 2024
Cash and cash equivalents	$901	$4,918
Prepaid expenses and other current assets	253	127
Intangible assets & other noncurrent assets	729	834
Total assets	1,883	5,879

Current liabilities	2,946	2,408
Contingent payment obligations	47,173	46,659
Convertible notes, net of current portion	1,508	3,023
Other long-term liabilities	93	201
Shareholders’ deficit	(49,837)	(46,412)
Total liabilities and shareholders’ deficit	$1,883	$5,879

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30,		September 30,
	2025	2024	2025	2024
Licensing revenue	$-	$-	$-	$-
Cost of sales	(50)	(57)	(156)	(174)
Gross margin	(50)	(57)	(156)	(174)

Selling, general and administrative expenses	1,504	980	6,590	2,437
Total operating expenses	1,504	980	6,590	2,437

Interest expense and other	(55)	(94)	(139)	(262)
Change in fair value of contingent payment obligations	(357)	(9,676)	(514)	(8,954)
Total other income (expense)	(412)	(9,770)	(653)	(9,216)

Net loss	$(1,966)	$(10,807)	$(7,399)	$(11,827)

Basic and diluted net loss per common share	$(0.02)	(0.12)	$(0.06)	$(0.13)

Weighted average shares outstanding	120,147	90,340	118,274	89,067

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Nine Months Ended
(in thousands)	September 30,
	2025	2024
Net cash used in operating activities	$(4,071)	(2,058)
Net cash used in investing activities	(52)	(1)
Net cash provided by financing activities	106	320

Net decrease in cash and cash equivalents	(4,017)	(1,739)

Cash and cash equivalents - beginning of period	4,918	2,560

Cash and cash equivalents - end of period	$901	$821